Exhibit 107

Calculation of Filing Fee Tables

Form F-10
(Form Type)

Fairfax Financial Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.625% Senior Notes due 2032	457(f)	$750,000,000	100%	$750,000,000	$110.20 per $1,000,000	$82,650
Fees Previously Paid

	Total Offering Amounts					$750,000,000		$82,650
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$82,650

(1) The notes being registered are offered (i) in exchange for 5.625% Senior Notes due 2032 previously sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) upon certain resales of the notes by broker-dealers.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f) under the Securities Act.

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